Exhibit (a)(6)

Dear Chattem Employee,

In an effort to keep you updated on the process surrounding our pending merger with sanofi-aventis, I would like to inform you that sanofi-aventis formally launched its tender offer for all outstanding shares of Chattem common stock today. There will not be any changes to our operations or your responsibilities as a result of this announcement. The tender offer is the first step towards completing the merger.

The tender offer is scheduled to expire at midnight, New York City time, on February 8, 2010, unless the tender offer is extended. Prior to the expiration of the tender offer, Chattem shareholders have the opportunity to “tender” their shares for purchase by sanofi-aventis. Following the successful completion of the tender offer, which is conditioned on, among other things, a majority of Chattem’s shares being validly tendered to sanofi-aventis, we and sanofi-aventis will be able to proceed with the next step of the merger process.

On behalf of the Board of Directors, I would like to reiterate our support and excitement for this transaction, which will create a leading global consumer healthcare company by combining Chattem’s position here in the United States with sanofi-aventis’ strong international presence. We have unanimously approved this transaction and believe that the tender offer is in the best interest of all our stakeholders, as it will accelerate our growth opportunities going forward and uphold the principles that have defined Chattem for the past 130 years while rewarding our shareholders.

More detailed information regarding the tender offer and instructions on how to tender your shares is contained in the offering documents being mailed to all Chattem shareholders and may also be obtained at the SEC’s website at www.sec.gov.

Zan Guerry

Important Additional Information

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Chattem. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase, form of letter of transmittal and related tender offer documents, filed by River Acquisition Corp. and sanofi-aventis with the U.S. Securities and Exchange Commission (the “SEC”) on January 11, 2010. Chattem will file a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer with the SEC. Sanofi-aventis and Chattem will mail these documents to all Chattem shareholders of record. These documents, as they may be amended from time to time, contain important information about the tender offer and Chattem shareholders are urged to read them carefully before any decision is made with respect to the tender offer. The tender offer materials may be obtained at no charge by directing a request by mail to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or by calling toll-free at (800) 322-2885, and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov.

Statement on Cautionary Factors

This communication contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this communication include references to our announced transaction with sanofi-aventis. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to, the risk factors disclosed in our Annual Report on Form 10-K for the year ended November 30, 2008, as added or revised by our subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors” and unexpected delays or impediments to the announced transaction with sanofi-aventis. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.